February 12, 2020	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Rodger Fuller Named Executive Vice President
Overseeing Sonoco's Global Operations

Hartsville, S.C., U.S. – Sonoco (NYSE: SON), one of the largest global diversified packaging companies, today announced the elevation of Rodger Fuller to the position of Executive Vice President, where he will be responsible for all Industrial and Consumer operations globally, which also includes the Company’s Display and Packaging and Protective Solutions segments. Fuller reports to Howard Coker, Sonoco’s President and Chief Executive Officer, and the change is effective immediately.
“We are extremely fortunate to have someone of Rodger’s caliber to take on such a pivotal role. Rodger has broad and deep consumer and industrial experience, having served in leadership positions across every part of our organization during his 34 years of service to Sonoco,” said Coker. “Well respected throughout the Company, Rodger’s in-depth knowledge of Sonoco, which includes extensive commercial and operational expertise, will be invaluable to me, and our entire team, as we continue to look for ways to add value to our customers and our shareholders heading into this next decade and beyond.”
Fuller, 58, was most recently Senior Vice President, Global Consumer Packaging, Display and Packaging and Protective Solutions, and previously served as Senior Vice President, Paper/Engineered Carriers U.S./Canada & Display and Packaging. Prior to this, he was Group Vice President, Paper and Industrial Converting, U.S. and Canada, and Vice President, Global Primary Materials Group. Rodger began his career at Sonoco in 1985 in the Consumer sector of Sonoco, having held several senior leadership positions, including Vice President, Global Rigid Paper & Closures and Global Plastics. He has a BS degree in Business from Berry College and MBA from Emory University.
A photo of Fuller can be found here.
About Sonoco Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2020 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.

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